Exhibit 99.1

November 5, 2021

Dear Partner:

We remain sensitive to concerns of our partners in Energy 11, L.P. (the “Partnership”, “Energy 11”, “we”, “our” or “us”) as the oil and natural gas industry continues its recovery from 2020.

We are pleased to announce that Energy 11 has continued to improve its financial condition month to month as the industry recovers and will be paying a distribution in November. The amount of the distribution will be 50% of the regular monthly distribution based on the 7% annualized distribution rate and will be paid on November 24th. We are optimistic that the recovering cash flow will allow Energy 11 to be able to resume its regular monthly distribution in December.

During the period the distributions have been suspended, we have been accumulating the amount of the Limited Partners’ unpaid distributions. All accumulated unpaid distributions to Limited Partners are required to be paid before Payout occurs, as defined in our prospectus. Payout refers to the distribution of funds after investors have received $20 per common unit and a 7% cumulative return. Currently, all unpaid distributions for the months from March 2020 to October 2021 and the partial unpaid distribution for November 2021 have been accumulated.

Whiting, our largest operator, continues to invest its resources in the Sanish field through the drilling and completion of new wells. We are still required to pay down our debt and to continue to pay Whiting for our share of the investment in the new wells. As a reminder, there is always a delay from when we invest capital until we receive the cash benefits associated with any new wells. In total, we have incurred capital expenses in excess of $17 million this year on new and existing wells which has been funded by cash flow. We remain committed to the investment in new wells, especially at current market prices, as new development is critical for us to increase cash flow and to offset depletion. As a non-operated fund, Whiting makes the decision on timing of new wells. In addition, we have paid off over $13 million of the $40 million loan that we needed for drilling and operations in 2020. We plan to continue to repay the loan as fast as possible with the goal of becoming debt free.

As of September 30, the Partnership owns an approximate 25% non-operated interest in 264 producing wells, 14 wells in progress and future development sites in the Sanish Field located in North Dakota. The Sanish Field is part of the Bakken Shale Formation, one of the leading areas in the United States for oil production and development.

If you have questions regarding the status of your investment, please contact your Investment Counselor at David Lerner Associates, Inc. We also encourage you to review all the Partnership’s filings with the Securities and Exchange Commission, which are available online at www.energyeleven.com or www.sec.gov.

Sincerely,

Glade M. Knight

Chairman and Chief Executive Officer

Energy 11 GP, LLC

Forward-Looking Statements

Certain statements contained in this Current Report on Form 8-K other than historical facts may be considered forward-looking statements. These forward-looking statements are predictions and generally can be identified by use of statements that include phrases such as “may,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “target,” “goal,” “plan,” “should,” “will,” “predict,” “potential,” and similar expressions that convey the uncertainty of future events or outcomes. Such statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of the Partnership to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.

Such additional factors include, but are not limited to, the ability of the Partnership to implement its operating strategy; the ability of the Partnership to manage planned growth; the ability of the Partnership to provide liquidity opportunities for its limited partners; changes in general political, economic and competitive conditions and specific market conditions; adverse changes in the energy and capital markets; financing risks; litigation; regulatory proceedings or inquiries; and changes in laws or regulations or interpretations of current laws and regulations that impact the Partnership’s business. Currently, one of the most significant factors that could cause actual outcomes to differ materially from the Partnership’s forward-looking statements is the potential increased adverse effect of COVID-19 on the Partnership’s business, financial performance and condition, operating results and cash flows, the oil and gas industry, and the global economy and financial markets. The significance, extent and duration of the impacts caused by the COVID-19 outbreak on the Partnership will depend on future developments, which are highly uncertain and cannot be predicted with confidence at this time, including the scope, severity and duration of the pandemic, the extent and effectiveness of the actions taken to contain the pandemic or mitigate its impact, and the direct and indirect economic effects of the pandemic and containment measures, among others.

Although the Partnership believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore there can be no assurance that such statements included in this letter will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Partnership or any other person that the results or conditions described in such statements or the objectives and plans of the Partnership will be achieved. Readers should carefully review the Partnership’s financial statements and the notes thereto, as well as the risk factors described in the Partnership’s filings with the SEC, including, but not limited to, in the section entitled “Item 1A. Risk Factors” in the Annual Report on Form 10-K filed by the Partnership with the SEC on March 12, 2021. Any forward-looking statement that the Partnership makes speaks only as of the date of this letter, and the Partnership undertakes no obligation to publicly update or revise any forward-looking statements or cautionary factors, as a result of new information, future events, or otherwise, except as required by law.